UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 27, 2014

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 683-7900

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On June 27, 2014, Qumu Corporation (the “Company”) held a Special Meeting of Shareholders (the “Special Meeting”). Of the 8,684,848 shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting on the May 9, 2014 record date, 6,403,306 shares, or approximately 73.7%, were present at the Special Meeting either in person or by proxy.

The following describes the matters considered by the Company’s shareholders at the Special Meeting, as well as the results of the votes cast at the Special Meeting:

1.	To approve the sale of the disc publishing assets of Qumu, which constitutes the sale of substantially all of Qumu’s assets under the Minnesota Business Corporation Act, as contemplated by the asset purchase agreement dated April 24, 2014 by and among Equus Holdings, Inc. as Parent, Redwood Acquisition, Inc. as Buyer and Qumu Corporation as Seller (as it may be amended from time to time in accordance with the terms thereof).

For	Against	Abstain	Broker Non-Vote
6,394,189	8,217	900	0

In this Current Report on Form 8-K, as in the proxy statement relating to the Special Meeting, the sale of the Company’s disc publishing assets is referred to as the “Asset Sale Transaction” and Proposal #1 is referred to as the “Asset Sale Proposal.”

2.	To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal.

For	Against	Abstain	Broker Non-Vote
6,239,105	162,601	1,600	0

In this Current Report on Form 8-K, as in the proxy statement relating to the Special Meeting, this Proposal #2 is referred to as the Proposal to Adjourn or Postpone the Special Meeting.

As a result of the votes cast at the Special Meeting, the Asset Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting were each approved by the Company’s shareholders. It was not necessary to adjourn or postpone the Special Meeting under the authority granted by the Proposal to Adjourn or Postpone the Special Meeting because there were sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUMU CORPORATION

By:	/s/ James R. Stewart
James R. Stewart Chief Financial Officer

Date:  June 27, 2014